Exhibit 99.1

Longs Announces $280 million Secured Revolving Credit Facility

WALNUT CREEK, CA (August 10, 2004) – Longs Drug Stores Corporation (NYSE:LDG) announced today that it has closed on a $280 million Secured Revolving Credit Facility led by the Bank of America Retail Finance Group. The new five-year facility expiring on August 6, 2009 is secured with inventory, accounts receivable and certain intangible assets and replaces the Company’s unsecured credit facility, which expires in October of 2004. The new facility will be used to finance working capital needs, capital expenditures and to fund other general corporate purposes.

“This credit facility strengthens our liquidity, increases our financial flexibility and gives us an attractive source of funding to pursue our financial and strategic objectives,” said Steven F. McCann, Senior Vice President, Chief Financial Officer and Treasurer.

There are no financial covenants associated with the facility and no credit restrictions on capital expenditures or share repurchases if availability of credit remains above a minimum level.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties and other factors are detailed from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 470 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.